Exhibit 5.2

Our reference: GJY/2240028

Date: 27 November 2024

Uni-Fuels Holdings Limited

15 Beach Road

#05-07 Beach Centre

Singapore 189677

Attention: The Board of Directors

Dear Sirs

UNI-FUELS PTE. LTD. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-1 OF THE COMPANY

A.	Introduction

1.	We have acted as Singapore legal counsel to the Company in connection with the Offering (as defined below) and we refer to the Registration Statement on Form F-1 (“Registration Statement”) filed by Uni-Fuels Holdings Limited (the “ListCo”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”), of the public offering (“Offering”) of 2,100,000 Class A Ordinary Shares in the capital of the Listco. We have taken instructions solely from the Company.

B.	Scope of legal opinion

2.	This legal opinion is given only as to the laws of general application of Singapore as at the date of this legal opinion and as currently applied by the Singapore Courts. In giving this legal opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date of this legal opinion) of the documents reviewed as set out in Section C below without further verification and have relied upon the assumptions as set out in Section D below, which we have not independently verified. We express no opinion on the following matters:

(a)	any financial statements or other financial data, or any other financial, business, statistical, operational, audit or taxation issues (including matters relating to the prospects and future performance of the Company); and

(b)	any statements or opinions as to the prospects, projections or the occurrence of matters in the future.

Shook Lin & Bok LLP	旭龄及穆律师事务所

1 Robinson Road #18-00 AIA Tower Singapore 048542 Tel: +65 6535 1944 Fax: +65 6535 8577 Email: slb@shooklin.com Website: www.shooklin.com

Shook Lin & Bok LLP (Unique Entity No. T07LL0924K) is registered in Singapore under the Limited Liability Partnerships Act 2005 with limited liability.

THE INFORMATION CONTAINED IN THIS TRANSMISSION IS CONFIDENTIAL AND ONLY FOR THE INTENDED RECIPIENT IDENTIFIED ABOVE. IF YOU ARE NOT THE INTENDED RECIPIENT, YOU ARE HEREBY NOTIFIED THAT ANY DISSEMINATION OR USE OF THIS COMMUNICATION IS PROHIBITED. IF YOU HAVE RECEIVED THIS TRANSMISSION IN ERROR, PLEASE IMMEDIATELY NOTIFY US BY TELEPHONE, RETURN THE ORIGINAL MESSAGE TO US, AND RETAIN NO COPY.

C.	Documents examined

3.	In such capacity, we have examined the following:

(a)	a copy of the Registration Statement on Form F-1;

(b)	a copy of the Constitution of the Company;

(c)	a copy of the Certificate Confirming Incorporation of the Company dated 14 October 2021 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(d)	results of the following electronic searches of public record (through BizFile, being the business service portal of the ACRA in Singapore, the relevant computerised search facilities of the Insolvency Office of the Ministry of Law in Singapore and the relevant computerised search facilities of eLitigation provided by CrimsonLogic Pte Ltd):

(i)	instant information search (“ACRA Search”) of the Company with ACRA, comprising the business profile of the Company;

(ii)	insolvency search on the Company with the Insolvency Office of the Ministry of Law in Singapore (“Insolvency Search”) for the years 2022, 2023 and 2024; and

(iii)	cause book searches in the Supreme Court and State Courts of Singapore (“Cause Book Searches”) on the Company for the years 2022, 2023 and 2024 (up to the date stated in the table below),

and in each case, conducted on the dates as set out below:

	Search	Search as of
1.	ACRA Search	27 November 2024
2.	Insolvency Search	25 October 2024 and 27 November 2024
3.	Cause Book Searches	25 October 2024 and 27 November 2024

(and the documents set out under Paragraphs 3(a) to 3(d) above shall collectively be referred to as the “Reviewed Documents”).

The Cause Book Searches include Appeal Cases (Supreme Court) – Appeal from Court of Appeal and Appellate Division; Appeal from Court of Appeal for SICC Matter; Appeal from District Judge; Appeal from District Judge in Chambers; Appeal from District Judge / Magistrate in Chambers; District Court Appeal; Originating Application for Appeal; Originating Application related to Appeal for SICC Matter; and Originating Summons for Appeal; Civil Cases (Supreme Court) – Originating Application for Supreme Court; Originating Claim for Supreme Court; Originating Summons, Originating Petitions, Originating Motions; Originating Summons for Protection from Harassment Act; and Writ of Summons; Enforcement (Supreme Court) – Enforcement Order; Writ of Delivery; Writ of Distress; Writ of Possession; and Writ of Seizure and Sale; Appeal Cases (State Courts) – Appeal from District Judge; Appeal from District Judge in Chambers; Appeal from District Judge / Magistrate in Chambers; District Court Appeal; and Originating Application for Appeal; Civil Cases (State Courts) – Originating Application for State Courts; Originating Application for State Courts – including Protection of Harassment cases; Originating Claim for Magistrate’s Court; Originating Claim for State Courts; Originating Claim for District Court including Protection from Harassment Court; Originating Summons; Originating Summons for Protection from Harassment Act; Writ of Summons for District Court including Protection from Harassment Court; and Writ of Summons for Magistrate Court; Enforcement (State Courts) – Enforcement Order; Originating Application for Enforcement Order; Writ of Delivery; Writ of Distress; Writ of Possession; and Writ of Seizure and Sale; Insolvency (Including Judicial Management) (Supreme Court) – Originating Summons, Originating Petitions, Originating Motions; and Companies Winding Up.

4.	For the purpose of this legal opinion, we have not reviewed any other document other than the Documents referred to in Paragraph 3 above. We have also not undertaken or made any other enquiries, searches or investigations including, without limitation, any due diligence on the business, operations or corporate actions of the Company in connection with the preparation of this legal opinion. Accordingly, our legal opinion herein is subject to there not being any circumstances or matters of fact not disclosed to us, or anything contained in any document not reviewed by us that may require us to vary or amend this legal opinion.

D.	Assumptions

5.	We have assumed:

(a)	that each of the parties (who are corporations) to the Reviewed Documents (other than the Company) is validly incorporated and existing under the laws of its jurisdiction of incorporation and has obtained all consents, approvals, authorisations required from any governmental or other regulatory authorities under the laws and regulations of its jurisdiction of incorporation and has complied with all such laws and regulations relating to its business;

(b)	that each of the Reviewed Documents is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company), and has been validly executed and delivered by and on behalf of each party thereto in accordance with all relevant laws (other than the laws of the Republic of Singapore), including, in the case of each party that is a corporate entity, the laws of that party’s jurisdiction of incorporation and its constitutional documents;

(c)	that each party to the Reviewed Documents (other than the Company) has obtained all necessary consents and authorisations, and is otherwise qualified or empowered, to enter into and perform its or his obligations under each of the Reviewed Documents to which it or he is a party and that, so far as the laws of the Republic of Singapore and all other jurisdictions (except, in the case of the Company, the laws of the Republic of Singapore) are concerned, the Reviewed Documents constitute valid, legally binding and enforceable obligations of each party thereto;

(d)	the genuineness of all signatures, stamps and seals on all documents, and the completeness and the conformity to original documents of all copies submitted to us;

(e)	the Reviewed Documents referred to in Paragraph 3 above are complete, up-to-date and no amendments, corrigenda, addenda, updates or other changes have been made or will be made to the Reviewed Documents;

(f)	all factual statements, including representations and warranties, contained in the Reviewed Documents are correct and not misleading due to omission, whether wilful or otherwise, of any material fact, save for those factual statements which relate to the matters opined on by us in Paragraph 7 below;

(g)	that there are no provisions of the laws of any jurisdiction (other than the laws of the Republic of Singapore) which may be contravened by the execution or delivery of any of the Reviewed Documents and that, insofar as any obligation expressed to be incurred or performed under any of the Reviewed Documents falls to be performed in or is otherwise subject to the laws of any jurisdiction other than the laws of the Republic of Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(h)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside the Republic of Singapore and all other requirements outside the Republic of Singapore for the legality, validity and enforceability of each of the Reviewed Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(i)	that in exercising the Company’s power to enter into the Reviewed Documents, the directors of the Company are acting in good faith and in furtherance of the substantive objects and for the legitimate purpose of the Company, and that the entry into the Reviewed Documents may reasonably be considered to have been in the interests, and for the commercial benefit, of the Company;

(j)	none of the director(s) of the Company has been disqualified or restrained from acting as directors of a company under the Companies Act 1967 of the Republic of Singapore;

(k)	the shareholder of the Company as registered in the Register of Members of the Company are the beneficial owners of such shares and have not charged or created any encumbrance on its shares;

(l)	all allotments of shares in each of the Company which were for cash have been validly paid for and that any other consideration for allotments of shares have been validly performed or received in full by the Company;

(m)	that none of the parties to the Reviewed Documents is, or will be, seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of any of the Reviewed Documents to which it or he is a party which might render any of them or any relevant transaction or associated activity illegal, void or voidable;

(n)	there have been no changes in the circumstances of the Company since the dates of our review of the Reviewed Documents;

(o)	that, (i) the information disclosed by the ACRA Search, Insolvency Search and Cause Book Searches of the electronic records against the Company is true and complete, (ii) such information has not since then been materially altered, and (iii) the ACRA Search, Insolvency Search and Cause Book Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Search, Insolvency Search and Cause Book Searches;

(p)	save for the Reviewed Documents, there is no other agreement, instrument or other arrangement between any of the parties to the Reviewed Documents which modifies or supersedes any of the Reviewed Documents; and

(q)	there are no documents not examined by us which would affect or have any implication on this legal opinion and no documents which would affect or have any implication on this legal opinion have been withheld from us, whether deliberately or inadvertently.

6.	We have not undertaken or made enquires, searches or investigations to independently verify any assumptions set out in Paragraph 5 above, and none of the assumptions set out in Paragraph 5 above are limited by reference to any other assumption.

E.	Legal Opinion

7.	Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

(a)	based on the ACRA Search, Uni-Fuels Group Inc is the sole member of the Company and holds the entire issued and paid-up share capital of the Company as at the date of this opinion; and

(b)	the statements set forth in the Registration Statement under the caption “Regulations – Singapore” (“Relevant Section”), insofar as such statements constitute summaries of the Singapore legal matters referred therein as of the date hereof, fairly summarise the matters referred to therein as the date hereof.

F.	Qualifications

8.	The qualifications to which this legal opinion is subject are as follows:

(a)	in preparing the Relevant Section, we have relied on the material, documents, information and confirmations provided to us by the Company and have not separately conducted any on-site visit, operational due diligence or other verification;

(b)	this opinion does not imply that a court of the Republic of Singapore will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under the laws of the Republic of Singapore and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(c)	the courts of the Republic of Singapore may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant or where the court of the Republic of Singapore has itself made an order for costs;

(d)	where under any of the Reviewed Documents, any person is vested with discretion or may determine a matter in its opinion, the laws of the Republic of Singapore may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(e)	we neither give nor imply any opinion as to any tax consequences of any transactions contemplated by the Offering;

(f)	by virtue of the Limitation Act 1959 of the Republic of Singapore, failure to bring an action for more than six (6) years from the date on which the cause of action accrued will operate as a bar to the exercise of such right and failure to exercise such a right may result in such right being waived;

(g)	provisions in the Reviewed Documents as to severability may not be binding under the laws of the Republic of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a court of the Republic of Singapore at its discretion;

(h)	the term “enforceable” as used in this opinion means that the obligations expressed to be assumed by the parties under the Reviewed Documents are of a type which the courts of the Republic of Singapore enforce. The use of such term in this opinion does not mean, and should not be construed as meaning, that these obligations will necessarily be enforced in accordance with their terms. In particular:

(i)	enforcement may be limited or affected by prescription or lapse of time, applicable bankruptcy, insolvency, reorganisation, liquidation or other similar laws affecting the rights of creditors generally;

(ii)	enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

(iii)	claims may become subject to defences of set-off or counterclaim;

(iv)	where any obligation is to be performed in a jurisdiction outside the Republic of Singapore, such obligation may not be enforceable in the Republic of Singapore in the event and to the extent that such performance would be illegal, unlawful or contrary to public policy under the laws of that jurisdiction;

(v)	enforcement may be limited by the provisions of Singapore law applicable to agreements held to have been frustrated by events happening after its execution; and

(vi)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of the Republic of Singapore will generally not enforce an obligation if there has been fraud;

(i)	any term of an agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Reviewed Documents;

(j)	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in Paragraph 3 to this opinion and on the basis of the laws of the Republic of Singapore in force as at the date of this opinion;

(k)	we have made no investigation of, and do not express or imply any opinion on, the laws of any jurisdiction other than Singapore;

(l)	disclaimers or limitations may not be enforceable to the extent that the Unfair Contract Terms Act 1977 of the Republic of Singapore, is applicable and such disclaimers and/or limitations are in contravention of such statute;

(m)	except as may be provided for under the Contracts (Rights of Third Parties) Act 2001 of the Republic of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement;

(n)	if a person for whose benefit our legal opinion is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this legal opinion, that person may not rely on this legal opinion in relation to that statement or omission and should seek legal advice on the specific matter concerned;

(o)	we have not undertaken or made any independent investigation to determine the existence or absence of any circumstances or matters of fact and no inference as to our knowledge or the existence or absence of such circumstances or matters of fact should be drawn against us in giving this legal opinion; and

(p)	this legal opinion is given on the basis that we undertake no responsibility to:

(i)	notify any addressee of this legal opinion of any change in the laws of Singapore after the date of this legal opinion; and

(ii)	advise any addressee of this legal opinion of any changes in respect of the matters stated herein which may occur subsequent to the date of this legal opinion or which may be discovered subsequent to the date of this legal opinion from circumstances or matters of fact not previously disclosed to us whether occurring on or prior to the date of this legal opinion.

9.	We hold ourselves out as only having legal expertise and our statements in this legal opinion are made only to the extent that a law firm practising Singapore law in Singapore, having our role in connection with the Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

G.	Governing Law

10.	This legal opinion is limited to the laws of Singapore as applied by the Singapore Courts and is given on the basis that it will be governed by and construed in accordance with, and any liability which may arise in respect of it is to be governed by, the laws of Singapore. We do not purport to be experts on, or generally familiar with, any laws other than the laws of the Republic of Singapore. We have made no investigation, and express no opinion as to, the laws of any jurisdiction outside Singapore.

H.	Conclusion

11.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

12.	Save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

Shook Lin & Bok LLP

Page 8